                                                                   Exhibit 12

Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)


                                                                Years Ended December 31,
                                                  -----------------------------------------------------------------
                                                    1999 (1)         1998       1997 (2)      1996        1995
                                                  -----------------------------------------------------------------
Earnings
--------

Income before income taxes                              $ 1,247        $ 1,305       $ 715       $ 668       $ 650

Interest expense                                            233            140         107          61          63

Portion of rents representative of
the interest factor                                         121            104          88          72          73

Amortization of capitalized interest                          1              1           1           1           1
                                                  -----------------------------------------------------------------

                                                        $ 1,602        $ 1,550       $ 911       $ 802       $ 787
                                                  =================================================================


Fixed Charges
-------------

Interest expense                                          $ 233          $ 140       $ 107        $ 61        $ 63

Portion of rents representative of
the interest factor                                         121            104          88          72          73
                                                  -----------------------------------------------------------------

                                                          $ 354          $ 244       $ 195       $ 133       $ 136
                                                  =================================================================


Ratio of Earnings to Fixed Charges                            4.5            6.4         4.7         6.0         5.8




(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.